Exhibit 4.31

SPOUSAL CONSENT

The undersigned, ___________, (Identification Card ID No. ___________), is the lawful spouse of ___________, (Identification Card ID No. ___________). I hereby unconditionally and irrevocably agree to the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by ___________ in Haidian District, Beijing, China and the disposal of the equity interests of Beijing Weimeng Chuangke Investment Management Co., Ltd. (hereinafter referred to as “Weimeng Chuangke”) that is held by ___________ and registered in his name according to the following documents:

1)    Loan Agreement with Weibo Internet Technology (China) Co., Ltd.;

2)    Loan Repayment Agreement with Weibo Internet Technology (China) Co., Ltd.;

3)    Equity Transfer Agreement with Weibo Internet Technology (China) Co., Ltd.;

4)    Equity Pledge Agreement with Weibo Internet Technology (China) Co., Ltd.;

5)    Agreement on Authorization to Exercise Shareholder’s Voting Power with Weibo Internet Technology (China) Co., Ltd.;

6)    Loan Confirmation Letter from Weibo Internet Technology (China) Co., Ltd.

I hereby undertake not to make any assertions in connection with the equity interests of Weimeng Chuangke which are held by ___________. I hereby further confirm that  ___________ can perform the Transaction Documents and further amend or terminate the Transaction Documents absent authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended from time to time).

I hereby agree and undertake that if I obtain any equity interests of Weimeng Chuangke which are held by ___________ for any reasons, I shall be bound by the Transaction Documents (as amended from time to time) and comply with the obligations thereunder as a shareholder of Weimeng Chuangke. For this purpose, upon the Weibo Internet Technology (China) Co., Ltd.’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

（No text below）

[Signature page of Spousal Consent]

/s/ [name of spouse]
[Name of spouse]
Date: